N E W S R E L E A S E

FOR IMMEDIATE RELEASE
Contact: Alison Tavik
410-768-8857 (office)
410-608-5581 (cell)
adtavik@bogb.net

GLEN BURNIE BANCORP RELEASES 1Q EARNINGS
Net interest margin remains above peer group

Highlights
•	2.53% growth in assets
•	3.38% growth in deposits
•	6.67% increase in net interest income
•	4.60% net interest margin

GLEN BURNIE, MD (April 27, 2005) - Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the first quarter.

The company realized net income of $688,000 (-7.15%) or $0.34 (-8.11) basic earnings per share in the quarter ended March 31, 2005 as compared to $741,000 or $0.37 basic earnings per share for the same period in 2004. Net interest income after provisions for credit losses in the first quarter grew 6.67% from $2,803,000 to $2,990,000. Total assets rose to $309,971,000 (+2.53%) as of March 31, 2005 compared to $302,312,000 at December 31, 2004 and deposits grew 3.38% to $270,521,000 as compared to $261,674,000 in 2004 for the same period.

According to Michael G. Livingston, Executive Vice President and Chief Operating Officer at The Bank of Glen Burnie, net interest margin is a key performance measurement for assessing profitability. “Net interest margin is important because it measures both sides of the balance sheet,” he said. “We ended the quarter with a net interest margin (4.60%) that is above our peer group. Our capital position is strong and our delinquency rate remains low, so I’m pleased with our performance from an operational standpoint,” Livingston added.

“We are focused on enhancing shareholder value and were pleased to issue our 50th consecutive regular dividend earlier this month,” commented F. William Kuethe, Jr., President and Chief Executive Officer. On April 7, 2005 Glen Burnie Bancorp paid a regular dividend of 12 cents ($0.12) per share of common stock to shareholders of record at the close of business on March 31, 2005.

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Glen Burnie Bancorp - Page 2
April 27, 2005

In January, The Bank of Glen Burnie expanded its franchise with the opening of a new full-service branch office in the Linthicum community. Located in the redeveloped Burwood Plaza on Baltimore-Annapolis Boulevard, the 2,400 square foot facility underwent extensive renovation. “Our unique customer-centric style of business is a great fit for this community and we already feel right at home,” Mr. Livingston stated.

The Bank of Glen Burnie has received the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm for the past eight consecutive semi-annual periods. This distinction denotes the highest level of strength, safety and performance measured by Bauer and is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp will host its Annual Meeting of Stockholders on Thursday, May 12th at La Fontaine Bleu in Glen Burnie, Maryland. Registration opens at 1:30 p.m. and the meeting will begin at 2 p.m.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie, (www.thebankofglenburnie.com) maintains assets totaling approximately $300 million. The Bank of Glen Burnie is a locally-owned community bank with eight branches serving Anne Arundel County.

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands, except per share amounts)

	(unaudited)
	March 31, 2005	December 31, 2004
Assets

Cash and due from banks	$10,057	$9,767
Interest bearing deposits	17	66
Federal funds sold	4,754	1,541
Investment securities	96,980	94,906
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	184,395	182,291
Premises and equipment at cost, net of accumulated depreciation	4,148	4,031
Other real estate owned	50	50
Other assets	9,415	9,505
Total assets	$309,971	$302,312

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$270,521	$261,674
Short-term borrowings	490	542
Long-term borrowings	7,193	7,200
Guaranteed preferred beneficial interests in Glen Burnie
Bancorp junior subordinated debentures	5,155	5,155
Other liabilities	1,041	1,997
Total liabilities	$284,400	$276,568

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding March 31, 2005 2,043,625;
December 31, 2004 2,041,033 shares	$2,044	$2,041
Surplus	11,218	11,169
Retained earnings	12,217	11,774
Accumulated other comprehensive income, net of tax	92	760

Total stockholders' equity	$25,571	$25,744

Total liabilities and stockholders' equity	$309,971	$302,312

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Interest income on
Loans, including fees	$2,809	$2,741
U.S. Treasury and U.S. Government agency securities	570	555
State and municipal securities	397	465
Other	144	120
Total interest income	3,920	3,881

Interest expense on
Deposits	674	669
Junior subordinated debentures	137	136
Long-term borrowings	106	108
Short-term borrowings	13	25
Total interest expense	930	938

Net interest income	2,990	2,943

Provision for credit losses	-	140

Net interest income after provision for credit losses	2,990	2,803

Other income
Service charges on deposit accounts	205	224
Other fees and commissions	214	185
Other non-interest income	19	3
Income on life insurance	51	51
Gains on investment securities	3	230
Total other income	492	693

Other expenses
Salaries and employee benefits	1,562	1,514
Occupancy	179	174
Other expenses	899	896
Total other expenses	2,640	2,584

Income before income taxes	842	912

Income tax expense (benefit)	154	171

Net income	$688	$741

Net income per share of common stock	$0.34	$0.37

Weighted-average shares of common stock outstanding	2,041,061	2,027,464